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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Regal Entertainment Group:

        We consent to the incorporation by reference in the registration statements (No. 333-87958) on Form S-8 and (No. 333-108212) on Form S-3 of Regal Entertainment Group of our report dated February 6, 2004 with respect to the consolidated balance sheets of Regal Entertainment Group and subsidiaries as of January 1, 2004 and December 26, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended January 1, 2004 and December 26, 2002, and the related combined statements of operations, parent's investment and cash flows for the period under common control (March 2, 2001 to January 3, 2002), which report appears in the January 1, 2004 annual report on Form 10-K of Regal Entertainment Group.

        As described in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

/s/ KPMG LLP

Nashville, Tennessee
March 15, 2004

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  Exhibit 23.1